                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Cobra Electronics Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                          [LOGO OF COBRA ELECTRONICS]

6500 West Cortland Street Chicago, Illinois 60707 773-889-8870 Fax: 773-889-
1678

                   Notice of Annual Meeting of Shareholders
                           To Be Held on May 9, 2000

To the Shareholders:

   The Annual Meeting of Shareholders of Cobra Electronics Corporation (the "Company") will be held at the offices of Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois on Tuesday, May 9, 2000 at 11:00 a.m. to:

  1. Elect two Class II directors of the Company to hold office until the 2003 Annual Meeting of Shareholders;

  2. Consider and vote upon a proposal to approve the Cobra Electronics Corporation 2000 Stock Option Plan; and

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only shareholders of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60707, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

   Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

   A copy of the Summary Annual Report for the year ended December 31, 1999, a Proxy Statement and proxy card accompany this notice.

                                          By order of the Board of Directors,

                                          GERALD M. LAURES
                                                Secretary

Chicago, Illinois
April 14, 2000

                         COBRA ELECTRONICS CORPORATION
                           6500 West Cortland Street
                            Chicago, Illinois 60707

              Proxy Statement for Annual Meeting of Shareholders
                           To Be Held on May 9, 2000

   This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the "Company") to be voted at the Company's 2000 Annual Meeting of Shareholders to be held on Tuesday, May 9, 2000 at the offices of Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60707. This Proxy Statement, the accompanying proxy card and the 1999 Summary Annual Report were first mailed to shareholders on or about April 14, 2000.

                 RECORD DATE AND OUTSTANDING VOTING SECURITIES

   Only shareholders of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding 6,149,034 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

              REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

   Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by giving written notice to the Secretary of the Company, by executing a proxy card bearing a later date which is voted at the meeting or by attending the 2000 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

   With respect to the election of directors, a shareholder may (i) vote for the election of the two nominees designated below as Class II directors, (ii) withhold authority to vote for all director nominees or (iii) vote for the election of all director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee's name on the proxy. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for the election of all nominees designated below to serve as Class II directors.

   A proxy card submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter (the "non-voted shares"). Non-voted shares will be considered shares not present and entitled to vote on the matter, although those shares may count for purposes of determining the presence of a quorum. If a quorum is present at the meeting, the two persons receiving the greatest number of votes will be elected to serve as Class II directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors. If a quorum is present at the meeting, approval of the Cobra Electronics Corporation 2000 Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on the matter. An abstention with respect to the proposal to approve the Cobra Electronics Corporation 2000 Stock Option Plan has the legal effect of a vote against the proposal. Non-voted shares with respect to that proposal will not be considered as being present and entitled to vote on the proposal.

                       PROPOSAL I--ELECTION OF DIRECTORS

   The Company's Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, each of whom serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The terms of two of the present directors will expire at the 2000 Annual Meeting of Shareholders. Mr. Gerald M. Laures, Vice President-Finance, and Mr. James W. Chamberlain, director, have been nominated for election as Class II directors for three-year terms expiring at the 2003 Annual Meeting of Shareholders and until their successors are elected and qualified. The terms of the other five directors will continue as indicated below.

   Unless otherwise specified on a proxy card, it is the present intention of the persons named in the accompanying proxy card to vote that proxy for the election of Gerald M. Laures and James W. Chamberlain. Management is not aware of any nominee for director to be proposed by others. If on account of death or unforeseen contingencies, either of Messrs. Laures or Chamberlain should not be available for election, the persons named in the accompanying proxy reserve the right to vote that proxy card for such other person or persons as may be nominated to serve as a Class II director by the management of the Company. Management has no reason to believe that any Class II nominee will be unable to serve if elected.

   The names of the Company's directors and director nominees, their principal occupations and certain biographical information relating to them are set forth below.

Directors and Nominees    Age                  Principal Occupation
----------------------    --- ------------------------------------------------------
James R. Bazet, Class I.   52 President and Chief Executive Officer of the Company,
(Term expiring in 2002)       January 1998 to present; Executive Vice President and
                              Chief Operating Officer of the Company, July 1997 to
                              December 1997; President and Chief Executive Officer,
                              Ryobi Motor Products Floor Care Division, 1995-1997;
                              President and Chief Executive Officer, Code-A-Phone
                              Corporation, 1991-1994. Director since May 1997.

William P. Carmichael,     56 Director of Opta Food Ingredients, Inc. since 1999.
Class III...............      Senior Vice President & Chief Accounting Officer, Sara
(Term expiring in 2001)       Lee Corporation, 1991-1993; retired 1993; Senior Vice
                              President and Chief Financial Officer, Beatrice
                              Company, 1988-1990. Director since 1994.

James W. Chamberlain,      53 Senior Vice President & General Manager, Ryobi Finance
Class II................      Corporation, April 1998 to present. Vice President and
(Nominee, term, if            General Manager, Ryobi Financial Corporation, 1992-
elected,                      1998. Director since October 1999.
Expiring in 2003)

Carl Korn, Class III....   78 Chairman of the Board of the Company, 1961 to present;
(Term expiring in 2001)       President and Chief Executive Officer of the Company,
                              1961-1985. Director since 1961.

Gerald M. Laures, Class    52 Vice President--Finance of the Company, since March
II......................      1994; Corporate Secretary of the Company, 1989 to
(Nominee, term, if            present; Corporate Controller of the Company 1988-
elected,                      1994. Director since 1994.
Expiring in 2003)

Ian R. Miller Class III.   49 Strategic Business Advisor, Former President, Consumer
(Term expiring in 2001)       Food Worldwide Division, Monsanto Corporation, 1995-
                              1999. President, Chief Operating Officer and Managing
                              Partner of Euro RSCG Tatham 1989-1995. Director since
                              February 2000.

Harold D. Schwartz,        74 President, Chez & Schwartz, Inc., marketing and sales
Class I.................      consultants, 1973 to present. Director since 1983.
(Term expiring in 2002)

                     MEETINGS AND COMMITTEES OF THE BOARD

   The Board of Directors of the Company held six meetings during fiscal year 1999. Each member of the Board of Directors attended at least 75% of all the meetings of the Board of Directors and committees of which they are members. The Board of Directors has four committees: the Audit Committee, the Finance Committee, the Compensation Committee and the Stock Option Plan Committee. During fiscal year 1999, these committees met four times, two times, five times and one time, respectively.

   The members of the Audit Committee are: Harold D. Schwartz (Chairman), William P. Carmichael, James W. Chamberlain and Carl Korn. The Audit Committee assists the Board of Directors in fulfilling its responsibility for the accounting practices of the Company and reviews the selection of, and recommendations by, the Company's independent auditors.

   The members of the Finance Committee are: William P. Carmichael (Chairman), James R. Bazet, James W. Chamberlain and Gerald M. Laures. The Finance Committee reviews and recommends financing plans and agreements.

   The members of the Compensation Committee are: William P. Carmichael (Chairman), James W. Chamberlain, Ian R. Miller and Harold D. Schwartz. The Compensation Committee reviews the compensation of the Company's executive officers, except for options issued under the Company's stock option plans.

   The members of the Stock Option Plan Committee are: William P. Carmichael (Chairman) and Harold D. Schwartz. The Stock Option Plan Committee administers the Company's stock option plans.

   The Company has no nominating or similar committee.

                           COMPENSATION OF DIRECTORS

   Mr. Korn in his capacity as Chairman of the Board of the Company currently receives an annual retainer of $25,000. Throughout 1999, Messrs. Carmichael, Chamberlain and Schwartz, who are not employees of the Company, received annual retainers of $10,000 and fees of $1,000 for each Board meeting and $500 for each committee meeting attended, not to exceed one Board meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board meeting or another committee meeting, the fee for the committee meeting or meetings is reduced to $400 for each such meeting. In addition, Messrs. Carmichael, and Schwartz, each of whom serves as a chairman of a committee of the Board, receives a $1,000 annual retainer. Effective January 1, 2000, the fee structure is as follows. Messrs. Carmichael, Chamberlain, Miller and Schwartz, who are not employees of the Company, receive annual retainers of $12,000 and a fee of $1,500 for each Board meeting and $500 for each committee meeting attended, not to exceed one Board meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board meeting or another committee meeting, the fee for the committee meeting or meetings is reduced to $400 for each such meeting. The retainer for committee chairmen remains unchanged. At the present time, the other directors of the Company who serve on the Board or any committee thereof receive no compensation for doing so.

                PROPOSAL II--APPROVAL OF 2000 STOCK OPTION PLAN

General

   The Board of Directors is proposing for shareholder approval the Cobra Electronics Corporation 2000 Stock Option Plan (the "Plan"). As of the date of this Proxy Statement the number of shares available to provide further grants of stock options under existing Company plans is 122,750. Of these shares, 100,000 are reserved for options to be granted to Mr. Bazet in August 2000 pursuant to the terms of his employment agreement dated May 11, 1999. The Board of Directors believes that it is in the interest of the Company to continue its longstanding practice of making stock options available to those officers and other key employees responsible for significant contributions to the Company's business. The Board of Directors believes that the equity stake in the growth and success of the Company afforded by stock options provides these employees with an incentive to continue to put forth maximum efforts in applying their talents within the Company. Accordingly, on March 31, 2000, the Board of Directors unanimously approved the Plan and directed that it be submitted for approval by the shareholders of the Company.

   The purposes of the Plan are (i) to align the interests of the Company's shareholders and the recipients of options under the Plan by increasing the proprietary interest of recipients in the Company's growth and success and
(ii) to advance the interests of the Company by attracting and retaining officers and other employees. Under the Plan, the Company may grant non-qualified stock options and "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"). Approximately 30 officers and other employees are eligible to participate in the Plan. On April 7, 2000, the closing sale price of a share of Common Stock on The Nasdaq National Market was $5.938. Reference is made to Exhibit A to this Proxy Statement for the complete text of the Plan which is summarized below.

   Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval of the Plan. The Board of Directors recommends a vote for approval of the Cobra Electronics Corporation 2000 Stock Option Plan.

Description of the Plan

   Administration. The Plan will be administered by a committee of the Board of Directors (the "Committee") consisting of at least two members who may be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and "outside directors" within the meaning of Section 162(m) of the Code.

   Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated executive officers other than the chief executive officer, subject to certain exceptions. One such exception is "qualified performance-based compensation." Compensation attributable to a stock option is "qualified performance-based compensation" if all of the following conditions are satisfied: (i) the option is granted by a committee consisting solely of two or more "outside directors", (ii) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to any employee,
(iii) under the terms of the option, the amount of compensation the employee could receive is based solely on an increase in the value of stock after the date of grant of the option and (iv) the material terms of the plan under which the option is granted are disclosed to the publicly held corporation's shareholders and approved by them before any compensation under the plan is paid. The Committee which will administer the Plan currently consists solely of "outside directors" as defined for purposes of Section 162(m) of the Code. It is expected that the Company generally will seek to satisfy the conditions described above. If those conditions are satisfied, compensation under the Plan that is payable with respect to options would not be subject to the $1 million deduction limit under Section 162(m) of the Code.

   Subject to the express provisions of the Plan, the Committee has the authority to select eligible officers and other employees or persons who are expected to become employees who will receive options and determine all of the terms and conditions of each option. All options will be evidenced by a written agreement containing provisions not inconsistent with the Plan as the Committee approves. The Committee will also have authority to prescribe rules and regulations for administering the Plan and to decide questions of interpretation or application of any provision of the Plan.

   Available Shares. Under the Plan, 300,000 shares of Common Stock will be available for grants of options, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar event or change in capitalization. To the extent shares subject to an outstanding option are not issued or delivered because the option expires, terminates, is cancelled or is forfeited or because shares of Common Stock are delivered or withheld to pay all or a portion of the exercise price of the option, or to satisfy all or a portion of the tax withholding obligations relating to the option, then those shares of Common Stock will again be available under the Plan. The maximum number of shares of Common Stock with respect to which options may be granted during any calendar year to any person is 150,000, subject to adjustment as described above.

   Effective Date, Termination and Amendment. If approved by shareholders, the Plan will become effective as of March 31, 2000 (the date the Plan was approved by the Board of Directors) and will terminate on March 31, 2010, unless terminated earlier by the Board of Directors. The Board of Directors may amend the Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation; provided, however, that no amendment can be made without stockholder approval if the amendment would (i) increase the number of shares of Common Stock available under the Plan (other than by reason of an adjustment as described in the first sentence of the immediately preceding paragraph), (ii) materially increase the benefits available under the Plan or (iii) change the class or category of persons eligible to participate in the Plan.

   Exercise of Stock Options. The period for the exercise of a non-qualified stock option will be determined by the Committee. No incentive stock option will be exercisable more than ten years after its date of grant, unless the recipient of the incentive stock option owns greater than ten percent of the voting power of all shares of capital stock of the Company (a "ten percent holder"), in which case the option must be exercised within five years after its date of grant. The exercise price of an option will be determined by the Committee, but it may not be less than the fair market value of the Common Stock on the date the option is granted or, if earlier, on the date the Company agrees to grant the option. The exercise price of an incentive stock option granted to a ten percent holder will be the price required by the Code, currently 110% of fair market value. Upon exercise of an option, the purchase price may be paid in cash or by delivery of previously owned whole shares of Common Stock.

   Termination of Employment. Unless otherwise set forth in the option agreement, in the event of termination of employment by reason of death, each non-qualified stock option will be exercisable only to the extent that the option is exercisable on the date of death, and may thereafter be exercised for a period of no more than one year (or such other period as set forth in the option agreement) after the date of death, but in no event after the expiration of the option.

   Unless otherwise set forth in the option agreement, in the event of termination of employment for any reason other than death, each non-qualified stock option will be exercisable only to the extent that the option is exercisable on the date of the termination of employment, and may thereafter be exercised for a period of no more than three months (or such other period as set forth in the option agreement) after the date of the termination of employment, but in no event after the expiration of the option.

   Unless otherwise set forth in the option agreement, if an optionee dies during the three-month period (or such other period as set forth in the option agreement) following termination of employment for any reason other than death, each non-qualified stock option will be exercisable only to the extent that the option is exercisable on the date of death, and may thereafter be exercised for a period of no more than three months (or such other period as set forth in the option agreement) after the date of death, but in no event after the expiration of the option.

   In the event of a termination of employment by reason of death or permanent and total disability (as defined in Section 22(e)(3) of the Code), each incentive stock option will be exercisable only to the extent that it is exercisable on the date of the termination of employment, and may thereafter be exercised for a period of no more than one year (or such shorter period as set forth in the option agreement) after the termination of employment, but in no event after the expiration of the incentive stock option.

   In the event of a termination of employment for any reason other than death or permanent and total disability, each incentive stock option will be exercisable only to the extent that it is exercisable on the date of the termination of employment, and may thereafter be exercised for a period of no more than three months after the termination of employment, but in no event after the expiration of the incentive stock option.

   If the holder of an incentive stock option dies during the one-year period (or such shorter period as set forth in the option agreement) following termination of employment by reason of permanent and total disability, or during the three-month period following termination of employment for any other reason, each incentive stock option will be exercisable only to the extent that the option is exercisable on the date of death, and may thereafter be exercised for a period of no more than six months (or such shorter period as set forth in the option agreement) after the date of death, but in no event after expiration of the incentive stock option.

Federal Income Tax Consequences

   The following is a brief summary of the U.S. federal income tax consequences generally arising with respect to options granted under the Plan.

   An optionee will not recognize any income upon the grant of an option. An optionee will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. An optionee will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, the shares are disposed of within the above-described period, then in the year of the disposition the optionee generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon the disposition and (ii) the fair market value of the shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

   The following table sets forth information as to the beneficial ownership of Common Stock, as of February 1, 2000, of each of the Company's directors and director nominees, each person named in the summary compensation table below and the Company's directors and executive officers as a group.

                                                 Amount and Nature  Percent of
                                                   of Beneficial   Outstanding
                         Name                      Ownership(1)    Common Stock
                         ----                    ----------------- ------------
      James R. Bazet............................      115,250(2)        1.9%
      William P. Carmichael.....................       20,000             *
      James W. Chamberlain......................        5,000             *
      Carl Korn(3)..............................      334,698           5.4%
      Gerald M. Laures..........................       71,900(4)        1.2%
      Ian R. Miller.............................          --              *
      Anthony A. Mirabelli......................       56,250(5)          *
      Harold D. Schwartz........................       24,354(6)          *
      All directors, director nominees and
       executive officers as a group
       (8 persons)..............................      627,452          10.2%

--------
   *Less than 1% of the outstanding Common Stock.
(1) Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.
(2) The amount includes 112,500 shares, which Mr. Bazet may acquire pursuant to the exercise of stock options.
(3) Mr. Korn's address is 6500 West Cortland Street, Chicago, Illinois 60707
(4) The amount includes 28,000 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.
(5) The amount consists of 56,250 shares, which Mr. Mirabelli may acquire pursuant to the exercise of stock options.
(6) The amount shown represents 18,195 shares owned by Chez & Schwartz, Inc. Profit Sharing Trust and 2,000 shares held by the Chez & Schwartz Pension Plan, as to both of which Mr. Schwartz is the sole beneficiary, 159 shares owned by Chez & Schwartz, Inc., of which Mr. Schwartz is President and sole shareholder, and 4,000 shares held by his spouse.
(7) The amount includes 196,750 which directors and executive officers may acquire pursuant to the exercise of stock options.

   To the knowledge of the Company, as of December 31, 1999, other than Mr. Korn, the only beneficial owners of more than 5% of the outstanding shares of Common Stock are as follows:

                                                 Amount and Nature  Percent of
                                                   of Beneficial   Outstanding
      Name and Address                             Ownership (1)   Common Stock
      ----------------                           ----------------- ------------
      Dimensional Fund Advisors.................      510,850          8.4%
      1299 Ocean Avenue, 11th Floor
      Santa Monica, CA 90401

      Fidelity Management & Research                  599,000          9.8%
      Corporation...............................
      82 Devonshire Street
      Boston, MA 02109-3614

--------
(1) Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

                            EXECUTIVE COMPENSATION

   The following table sets forth the compensation for services in all capacities to the Company for the fiscal years ended December 31, 1999, 1998 and 1997 for (i) the chief executive officer of the Company and (ii) each other executive officer of the Company whose annual salary and bonus exceeded $100,000 during 1999 (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                  Annual            Long-Term
                               Compensation       Compensation
                              --------------- ---------------------  All Other
Name and Principal            Salary   Bonus  Securities Underlying Compensation
Position                 Year   ($)     ($)     Options/SARs (#)       ($)(1)
------------------       ---- ------- ------- --------------------- ------------
James R. Bazet.......... 1999 366,057 143,927        100,000            8,000
 President and Chief
  Executive Officer      1998 353,558  70,000        150,000            3,423
                         1997 152,212  32,127        150,000              -0-

Gerald M. Laures........ 1999 152,000  45,600            -0-           12,340
 Vice President--Finance
  and Corporate          1998 142,000   9,940         10,000            9,842
 Secretary               1997 130,000  12,927         15,000            9,917

Anthony A. Mirabelli.... 1999 194,000  67,900            -0-           12,800
 Senior Vice President,
  Marketing and Sales    1998 182,000  12,740         75,000           11,400
                         1997 152,052  49,710         75,000           10,585

--------
(1) Represents the Company's matching contributions under profit sharing and 401(k) plan.

                          STOCK OPTION GRANTS IN 1999

   Shown below is information with respect to grants during 1999 to the Named Officers of options to purchase Common Stock. No stock appreciation rights ("SARs") were granted in 1999.

                                                                                    Potential
                                                                                   Realizable
                                                                                    Value of
                                                                                 Assumed Annual
                                                                                 Rates of Stock
                                                                                      Price
                          Securities     Percentage of                            Appreciation
                          Underlying   Total Options/SARs Exercise or            for Option Term
                         Options/SARs      Granted to     Base Price  Expiration ---------------
Name                     Granted (#)   Employees in 1998   ($/share)     Date    5% ($)  10% ($)
----                     ------------  ------------------ ----------- ---------- ------- -------
James R. Bazet..........   100,000(1)         100%           4.125     08/01/04  113,966 251,835

--------
(1) Option becomes exercisable in annual 25% increments commencing twelve months after the date of grant.

                    AGGREGATED OPTION EXERCISES IN 1999 AND
                            YEAR-END OPTION VALUES

   Shown below is information with respect to options excercised during fiscal year 1999 and unexercised options to purchase Common Stock held by the Named Officers.

                                                       Number of Securities      Value of Unexercised
                                                      Underlying Unexercised    In-The-Money Options at
                                                              Options              December 31, 1999
                          Number of Shares   Value   at December 31, 1999 (#)          ($)(1)(2)
                         Underlying Options Received ------------------------- -------------------------
Name                       Exercised (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     ------------------ -------- ----------- ------------- ----------- -------------
James R. Bazet..........          --            --     112,500      287,500          --       412,500
Gerald M. Laures........       25,000        81,250     28,000       17,500       75,938       28,750
Anthony A. Mirabelli....          --            --      56,250       93,750      126,563      126,563

--------
(1) No SARS were outstanding as of December 31, 1999.
(2) Based on the closing price on the Nasdaq National Market on December 31, 1999.

REPORT ON EXECUTIVE COMPENSATION

   The members of the Compensation Committee of the Board of Directors and the Stock Option Plan Committee have furnished the following report on executive compensation:

   The Compensation Committee administers the Company's various incentive plans, including its annual bonus plan and stock incentive plans, other than the Company's stock option plans. In addition, the Compensation Committee reviews with the Board of Directors in detail the compensation of the Named Officers. The Stock Option Plan Committee administers the Company's stock option plans.

   The compensation policy of the Company, which is endorsed by each Committee, is designed to align the interests of the Company's executive officers and key employees with that of the Company's shareholders and to advance the interests of the Company and its shareholders by attracting and retaining well-qualified executive officers and key employees. Therefore, it is the Company's policy that a substantial portion of the incentive compensation of each Named Officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. When considering the compensation of the Company's executive officers, each Committee considers, as applicable, the following factors: (a) Company performance; (b) the individual performance of each executive officer;
(c) compensation levels for similar positions at comparable companies; (d) the recommendations of the Chief Executive Officer; (e) in the case of Mr. Bazet, the terms of his employment agreement dated May 11, 1999 and (f) in the case of Mr. Mirabelli, the terms of his employment agreement dated January 31, 1997.

   Mr. Bazet's salary and bonus are determined pursuant to his employment agreement. During the period commencing July 28, 1999 and ending July 31, 2000, Mr. Bazet's annual salary is $375,000. During the period commencing August 1, 2000 and ending July 31, 2001, Mr. Bazet will receive an annual salary of $390,000. Mr. Bazet's employment agreement provides that he will be paid an annual bonus of 2.5% of the Company's pretax operating profit. Accordingly, Mr. Bazet's bonus in respect to 1999 was $143,927.

   Mr. Mirabelli's salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Mirabelli's annual salary is $194,000 with an annual bonus targeted at 35% of his salary for any year during which the Company meets or exceeds specified net income targets under the Approved Profit Plan relating to 1999. The Company did meet the performance criteria for 1999. Accordingly Mr. Mirabelli's bonus in respect to 1999 was $67,900.

   For the other executive officers, base salaries are set at competitive levels. Salary increases and bonuses are paid based upon both the performance of the entire Company and individual performance. The Compensation Committee does not assign any specific weight to any measure of Company or individual performance.

   The Stock Option Plan Committee may grant options to purchase Common Stock under the Company's stock option plans to certain key employees. The Compensation Committee may recommend to the Board of Directors that certain key employees be granted options to purchase Common Stock under all other stock incentive plans. The exercise price of each option granted is generally equal to 100% of the fair market value of the shares on the date of grant and options granted are generally exercisable commencing twelve months after the grant date, generally in an amount equal to 25% of the total number of shares covered during each successive twelve-month period. The Committees believe that such grants are an important way to link directly the financial interests of key employees with those of the Company's shareholders. In fiscal year 1999, pursuant to the terms of his employment agreement, Mr. Bazet received options to purchase 100,000 shares at the exercise price of $4.125 per share.

   The foregoing report has been furnished by:

  Stock Option Plan Committee:            Compensation Committee:
  Mr. Carmichael (Chairman)               Mr. Schwartz (Chairman)
  Mr. Schwartz                            Mr. Carmichael
                                          Mr. Chamberlain
                                          Mr. Miller

                               PERFORMANCE GRAPH

   The following Performance Graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Company's Common Stock for the five-year period, December 31, 1994 to December 31, 1999, with the percentage change in the cumulative total return for The Nasdaq Stock Market (U.S. Companies), which includes the Company, and a peer group of companies selected by the Company (the "Peer Group").

   Companies used to construct the Peer Group index are Koss Corporation, Audiovox Corporation and Recoton Corporation. In selecting companies for the Peer Group, the Company focused on publicly traded companies that design and market electronics products, which have characteristics similar to that of the Company's in terms of one or more of the following: type of product, end market, distribution channels, sourcing or sales volume.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN




[Performance Graph]

   The graph assumes $100 invested on December 31, 1994 in each of the Company's Common Stock, The Nasdaq Stock Market (U.S. Companies) and the Peer Group. Reinvestment of dividends, if any, has been assumed. The graph was plotted using the following data:

                             1994     1995     1996     1997     1998     1999
                           -------- -------- -------- -------- -------- --------
Cobra..................... $100.000 $160.000 $180.000 $336.690 $250.026 $263.327
Nasdaq....................  100.000  141.335  173.892  213.073  300.184  545.672
Peer Group................  100.000   89.730   81.744   91.627  104.959  444.019

   Note: Sources include The Nasdaq Stock Market, CDA Investment Technologies, Inc., Standard & Poor's Corporation, and the Securities and Exchange Commission's EDGAR database.

                             EMPLOYMENT AGREEMENTS

   James R. Bazet Employment Agreement and Deferred Compensation Plan. The Company has an employment agreement with Mr. Bazet for a term ending July 31, 2004. Mr. Bazet's current annual salary under the agreement is $375,000 plus an allowance for perquisites of not more than $15,000 annually. He is entitled to minimum annual salary increases of $15,000 and an annual bonus equal to 2.5% of the Company's operating profit (before taxes), subject to adjustment for certain non ordinary-course transactions. The agreement provides for the stock option granted to Mr. Bazet in 1999 and, if he is employed by the Company on August 1, 2000, a similar option for 100,000 shares to be granted on that date. These stock options will be exercisable in full in the event of a change of control of the Company. The agreement also provides for the Executive Deferred Compensation Plan and related trust described below.

   Mr. Bazet will be entitled to receive severance payments equal to his salary and health and dental insurance benefits through the original term of the agreement (or, if longer, six months) if the Company terminates his employment for any reason other than for cause or if the Company does not timely notify Mr. Bazet of its intention not to renew his employment. He would also be entitled to receive his bonus for the then current fiscal year. Mr. Bazet would receive these payments and other benefits if he terminates his employment with the Company in response to specified changes in his status with the Company or in the event of a material breach by the Company of its obligations under the agreement. The Company's obligation to make severance payments would be reduced to the extent Mr. Bazet receives compensation from other entities during the severance payment period. If Mr. Bazet dies during the term of the agreement or becomes disabled, the Company will be obligated to pay a pro-rated bonus for the then current fiscal year.

   The Executive Deferred Compensation Plan was established by the Company to provide retirement benefits to Mr. Bazet described in his employment agreement. Mr. Bazet will not begin to vest in his benefits under the plan unless he remains employed with the Company until August 1, 2001, when he will be credited with four years of service and be 10% vested. If he remains employed with the Company, his vested percentage will increase in 10% increments annually until he has seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service (August 1, 2007). His total annual benefits under the plan will be equal to 60% of his "average annual compensation" (the average of his salary and bonus for the three years in which that combined amount was the highest), multiplied by his vested percentage upon termination. If Mr. Bazet becomes entitled to retirement benefits under the plan, he will receive benefits for 10 years, plus one year for each year of service in excess of 10 years of service credited to Mr. Bazet, up to a maximum payment period of 15 years.

   If Mr. Bazet's employment is terminated by the Company for reasons other than cause or if he terminates his employment with the Company (i) in response to specified changes in his status with the Company or (ii) in the event of a material breach by the Company of its obligations under his employment agreement before he completes seven years of service, he will be deemed to have completed seven years of service for purposes of determining his vested percentage. In addition, Mr. Bazet will be 100% vested if he becomes disabled or if there is a change of control of the Company. Death benefits are payable to Mr. Bazet's designated beneficiary if he dies before his accrued benefit is fully distributed. The Company has established a trust to hold certain assets that will be used by the Company to fund its liabilities under the plan. Currently, the only asset held by the trust is a life insurance policy purchased by the Company in respect of Mr. Bazet's life, which will be used to fund liabilities under the plan.

   Anthony A. Mirabelli Employment Agreement. The Company has an employment agreement with Mr. Mirabelli for an indefinite term. Mr. Mirabelli's current annual salary under the agreement is $206,000 plus an allowance for perquisites of not more than $10,000 annually. He is entitled to minimum annual salary increases of $12,000 and an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied.

   If Mr. Mirabelli's employment is terminated other than for cause, he will be entitled to receive an amount equal to his then current annual salary to be paid in 26 equal bi-weekly payments and a pro-rated bonus. The Company will, without regard to the basis for termination, provide a one year continuation of the then current medical and dental benefits made available to Mr. Mirabelli and his family. The Company will also provide specified outplacement benefits. The Company's obligation to make severance payments would be reduced to the extent Mr. Mirabelli receives compensation from other entities during the one-year severance payment period.

   Deferred Compensation Plan for Select Executives. The Deferred Compensation Plan for Select Executives was established by the Company to provide retirement benefits to certain executives selected by the Company. Currently, the executives covered by the plan are Gerald M. Laures and Anthony A. Mirabelli. A participant must be credited with at least four years of service with the Company (beginning on January 1, 1999) to be entitled to any benefits under the plan. If the participant remains employed with the Company, his vested percentage will increase in 10% increments annually until he has seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service. The total annual benefits under the plan will be equal to 50% of the participant's "average annual compensation" (the average of the participant's salary and bonus for his last three years of employment with the Company), multiplied by his vested percentage upon termination. If a participant becomes entitled to retirement benefits under the plan, he will receive benefits for a 10-year period.

   A participant will be 100% vested if he becomes disabled or if a change of control of the Company occurs. In addition, death benefits are payable to a participant's designated beneficiary in the event the participant dies before his accrued benefit is fully distributed. Obligations under the plan will be funded by the cash surrender value of officers' life insurance policies.

                             CERTAIN TRANSACTIONS

   The Company made a bridge loan to Mr. Bazet for the purpose of purchasing a residence. The loan is in the amount of $80,000 and accrues interest at the greater of the prime rate or the Company's average weighted interest rate on its indebtedness for borrowed money. The entire amount of principal and accrued interest is payable by March 31, 2001. At March 31, 2000, the outstanding principal and unpaid interest amount to $81,460.

                                   AUDITORS

   Deloitte & Touche LLP has been selected by the Board of Directors to serve as the Company's independent auditors for 2000. The Company expects a representative of Deloitte & Touche LLP to be present at the 2000 Annual Meeting of Shareholders and the representative will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to the Company by persons who were, at any time during 1999, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, no such persons failed to file on a timely basis reports required by such Section 16 during or with respect to 1999.

               SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

   In order to be considered for inclusion in the Company's proxy materials for the 2001 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company no later than December 15, 2000. In addition, regardless of whether a shareholder nominee for director or other proposal is included in the Company's 2001 Proxy Statement as a nominee or proposal to be considered by shareholders, the Company's Bylaws establish an advance notice procedure for shareholder nominees and proposals to be brought before the annual meeting of shareholders. Shareholders at the 2000 Annual Meeting of Shareholders may consider a nomination or proposal brought by a shareholder of record on April 7, 2000 who is entitled to vote at the 2000 Annual Meeting and who has given the Company timely written notice, in proper form, of the shareholder's proposal or nomination. A shareholder nomination or proposal intended to be brought before the 2000 Annual Meeting must have been received by the Company after the close of business on February 1, 2000 and prior to the close of business on February 26, 2000. The Company did not receive notice of any shareholder nomination or proposal relating to the 2000 Annual Meeting. The 2001 Annual Meeting of Shareholders is expected to be held on May 8, 2001. A shareholder nomination or proposal intended to be brought before the 2001 Annual Meeting must be received by the Company after the close of business on January 29, 2001 and prior to the close of business on February 23, 2001. All nominations and proposals should be directed to the attention of Gerald M. Laures, Corporate Secretary, 6500 West Cortland Street, Chicago, Illinois 60707.

                   REQUEST TO VOTE, SIGN AND RETURN PROXIES

   Whether or not you plan to attend the Annual Meeting of Shareholders on May 9, 2000, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

                                 OTHER MATTERS

   At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of Class II directors and the vote on the Cobra Electronics Corporation 2000 Stock Option Plan, that may be brought before the 2000 Annual Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote that proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company's registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING DIRECTED TO THE ATTENTION OF GERALD M. LAURES, CORPORATE SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS 60707, TELEPHONE: (773) 889-8870.

                                          By order of the Board of Directors,

                                          Gerald M. Laures
                                          Secretary
                                          Cobra Electronics Corporation

Chicago, Illinois
April 14, 2000

                                                                      EXHIBIT A

             COBRA ELECTRONICS CORPORATION 2000 STOCK OPTION PLAN

                                I. Introduction

   1.1 Purposes. The purposes of the 2000 Stock Option Plan (the "Plan") of Cobra Electronics Corporation (the "Company") and its subsidiaries from time to time (individually a "Subsidiary" and collectively the "Subsidiaries") are to align the interests of the Company's stockholders and the recipients of options under this Plan by increasing the proprietary interest of such recipients in the Company's growth and success and to advance the interests of the Company by attracting and retaining officers and other employees. For purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary.

   1.2 Administration. This Plan shall be administered by a committee (the "Committee") designated by the Board of Directors of the Company (the "Board") consisting of at least two members of the Board, each of whom may be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

   The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the number of shares of common stock, $.33 1/3 par value, of the Company ("Common Stock") subject to each option granted hereunder, the exercise price of such option, the time and conditions of exercise of such option and all other terms and conditions of such option, including, without limitation, the form of the option agreement. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an option, conditions with respect to the grant, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties. Each option hereunder shall be evidenced by a written agreement (an "Agreement") between the Company and the optionee setting forth the terms and conditions applicable to such option.

   A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

   1.3 Eligibility. Participants in this Plan shall consist of such officers and other employees or persons who are expected to become employees of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

   1.4 Shares Available. Subject to adjustment as provided in Section 3.7, 300,000 shares of Common Stock shall be available for grants of options under this Plan. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option or by reason of the delivery of shares of Common Stock to pay all or a portion of the exercise price of such option or to satisfy all or a portion of the tax withholding obligations relating to such option, then such shares of Common Stock shall again be available under this Plan.

   Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof.

   To the extent required by Section 162(m) of the Code and the rules and regulations thereunder, the maximum number of shares of Common Stock with respect to which options may be granted during any calendar year to any person shall be 150,000, subject to adjustment as provided in Section 3.7.

                               II. Stock Options

   2.1 Grants Of Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an incentive stock option, shall be a non-qualified stock option. An incentive stock option shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an incentive stock option. Each incentive stock option shall be granted within ten years of the effective date of this Plan. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as incentive stock options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute non-qualified stock options. "Fair Market Value" shall mean the closing price of a share of Common Stock on The Nasdaq Stock Market on the date as of which such value is being determined or, if there shall be no closing price on such date, on the next preceding date for which a closing price was reported; provided, however, that if Fair Market Value for any date cannot be determined as above provided, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

   2.2 Terms Of Stock Options. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

   (a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of any stock option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option or, if earlier, on the date on which the Company agreed to grant such option; provided further, that if an incentive stock option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a "Ten Percent Holder"), the purchase price per share of Common Stock shall be the price (currently 110% of Fair Market Value) required by the Code in order to constitute an incentive stock option.

   (b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no incentive stock option shall be exercised later than ten years after its date of grant; provided further, that if an incentive stock option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish performance measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

   (c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery of previously owned whole shares of Common Stock (which the optionee has held for at least six months prior to the delivery of such shares and for which the optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid.

   2.3 Termination Of Employment.

   (a) Death. Subject to paragraph (d) below and unless otherwise specified in the Agreement relating to an option, if an optionee's employment by the Company terminates by reason of death, each option held by such optionee shall be exercisable only to the extent that such option is exercisable on the date of such optionee's death and may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person, as the case may be, until and including the earliest to occur of (i) the date which is one year (or such other period as set forth in the Agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

   (b) Other Termination. Subject to paragraph (d) below and unless otherwise specified in the Agreement relating to an option, if an optionee's employment with the Company terminates for any reason other than death, each option held by such optionee shall be exercisable only to the extent that such option is exercisable on the effective date of such optionee's termination of employment and may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earliest to occur of
(i) the date which is three months (or such other period as set forth in the Agreement relating to such option) after the effective date of such optionee's termination of employment and (ii) the expiration date of the term of such option.

   (c) Death Following Termination of Employment. Subject to paragraph (d) below and unless otherwise specified in the Agreement relating to an option, if an optionee dies during the three-month period (or such other period as set forth in the Agreement relating to such option) following termination of employment for any other reason other than death, each option held by such optionee shall be exercisable only to the extent that such option is exercisable on the date of such optionee's death and may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person, as the case may be, until and including the earliest to occur of (i) the date which is three months (or such other period as set forth in the Agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

   (d) Termination of Employment--Incentive Stock Options. If the employment with the Company of a holder of an incentive stock option terminates by reason of death or Permanent and Total Disability (as defined in Section 22(e)(3) of the Code), each incentive stock option held by such optionee shall be exercisable only to the extent that such option is exercisable on the date of such optionee's death or on the effective date of such optionee's termination of employment by reason of Permanent and Total Disability, as the case may be, and may thereafter be exercised by such optionee (or such optionee's executor, administrator, legal representative, beneficiary or similar person) until and including the earliest to occur of (i) the date which is one year (or such shorter period as set forth in the Agreement relating to such option) after the date of death or the effective date of such optionee's termination of employment by reason of Permanent and Total Disability, as the case may be, and (ii) the expiration date of the term of such option.

   If the employment with the Company of a holder of an incentive stock option terminates for any reason other than death or Permanent and Total Disability, each incentive stock option held by such optionee shall be exercisable only to the extent such option is exercisable on the effective date of such optionee's termination of employment, and may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earliest to occur of (i) the date which is three months after the effective date of such optionee's termination of employment and (ii) the expiration date of the term of such option.

   If the holder of an incentive stock option dies during the one-year period following termination of employment by reason of Permanent and Total Disability (or such shorter period as set forth in the Agreement relating to such option), or if the holder of an incentive stock option dies during the three-month period following termination of employment for any reason other than death or Permanent and Total Disability, each incentive stock option held by such optionee shall be exercisable only to the extent such option is exercisable on the date of the optionee's death and may thereafter be exercised by the optionee's executor, administrator, legal representative, beneficiary or similar person, as the case may be, until and including the earliest to occur of (i) the date which is six months (or such shorter period as set forth in the Agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

                                 III. General

   3.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 2000 Annual Meeting of Stockholders, shall become effective as of the date of approval by the Board. This Plan shall terminate ten years after its effective date unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any option granted prior to termination.

   Options may be granted hereunder at any time prior to the termination of this Plan, provided that no option may be granted later than ten years after the effective date of this Plan. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any options granted hereunder shall be void and of no force or effect.

   3.2 Amendments. The Board may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code; provided, however, that no amendment shall be made without stockholder approval if such amendment would (i) increase the number of shares of Common Stock available under the Plan (other than by reason of Section 3.7), (ii) materially increase the benefits available under the Plan or (iii) change the class or category of persons eligible to participate in the Plan. No amendment may impair the rights of a holder of an outstanding option without the consent of such holder.

   3.3 Agreement. No option shall be valid until an Agreement is executed by the Company and the optionee and, upon execution by the Company and the optionee and delivery of the Agreement to the Company, such option shall be effective as of the effective date set forth in the Agreement.

   3.4 Non-Transferability. No option shall be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) as set forth in the Agreement relating to an option. Each option may be exercised during the optionee's lifetime only by the optionee or the optionee's legal representative or similar person. Except as permitted by the second preceding sentence, no option shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option, such option and all rights thereunder shall immediately become null and void.

   3.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock, payment by the optionee of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with an option hereunder. An Agreement may provide that the optionee may satisfy any obligation to withhold or pay taxes arising on any date (the "Tax Date") in connection with the option in the amount necessary to satisfy any such obligation by any of the following means:
(A) a cash payment to the Company, (B) delivery to the Company of previously owned whole shares of Common Stock (which the optionee has held for at least six months prior to the delivery of such shares and for which the optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option; provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D). An Agreement may provide for shares of Common Stock to be delivered having an aggregate Fair Market Value in excess of the minimum amount required to be withheld, but not in excess of the amount determined by applying the optionee's maximum marginal tax rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the optionee.

   3.6 Restrictions on Shares. Each option hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any option bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

   3.7 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option and the purchase price per security shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options without an increase in the aggregate purchase price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any adjustment would result in a fractional security being (i) available under this Plan, such fractional security shall be disregarded, or (ii) subject to an option under this Plan, the Company shall pay the optionee, in connection with the first exercise of the option in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (A) the fraction of such security (rounded to the nearest hundredth) by (B) the excess, if any, of (x) the Fair Market Value on the exercise date over (y) the exercise price of the option.

   3.8 No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any option granted hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

   3.9 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock which are subject to an option hereunder until such person becomes a stockholder of record with respect to such shares of Common Stock.

   3.10 Governing Law. This Plan, each option hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

   Adopted by the Board of Directors on March 31, 2000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Corporate Overview

   Net Sales increased 15% in 1999 while gross margin increased to 25.4% from 23.8% in 1998. As a result, pretax income increased 52% from the prior year. Inventory levels at December 31, 1999 were $8.7 million compared to $14.2 million at the end of 1998, a 39% reduction. As a result of this, increased earnings and the fact that the Company pays minimal income taxes because of its net operating loss carryforwards, short-term debt decreased to $4.1 million at December 31, 1999 versus $14.3 million one year earlier.

Results of Operations

 1999 Compared to 1998

   Pretax income increased by 52% to $5.8 million in 1999, compared to $3.8 million for the prior year period. Net income for 1999 was $4 million, or $0.65 per diluted share, compared with net income of $14.2 million or $2.20 per diluted share for the prior year period. If adjusted for the tax rate used in the current period, net income and diluted earnings per share for 1998's full year would have been $2.6 million and $0.41, respectively. Net income for 1998 included an income tax benefit of $10.4 million, which was due to the reversal of Cobra's valuation allowance on its deferred tax assets.

   Net sales for 1999 increased 15% to $118.7 million from $103.4 million in 1998. Sales growth, resulted from increased retail distribution and strong demand for the new microTALK FRS two-way radios and the Company's proprietary 6 Band radar detectors.

   Strong sales of FRS two-way radios and radar detectors were partially offset by a $8.4 million decline in sales of twenty-five channel cordless telephone products, as the Company exited that business in 1998. FRS two-way radio sales benefitted from increased distribution of the Company's microTALK line, which the Company began shipping in September 1998. This new line has helped the Company add several new customers, expand placement among existing major retail accounts and add sporting goods and office supply specialty stores as new channels of distribution. The increase in radar detector sales was due to the popularity of the Company's exclusive six-band technology. These new models, which began shipping at the end of the first quarter of 1998, enabled the Company to expand retail distribution as well as achieve steady market share gains during the year. International sales were down from 1998 because of significantly lower sales of radar detectors to Russia, but lower radar detector sales were partially offset by sales of the Company's new microTALK PMR two-way radios in Great Britain.

   Gross margin for 1999 improved to 25.4% from 23.8% in 1998 primarily due to a greater portion of higher-margin Nightwatch Citizen Band radios, microTALK two-way radios and 6 Band radar detectors and lower sales of low margin 25 channel cordless phones in the sales mix.

   Selling, general and administrative expense increased $3.8 million during 1999 and, as a percentage of net sales, increased to 19.8% from 19.1% in 1998. Much of the increase was due to higher selling and marketing costs. One reason for the increase was the $15.3 million increase in sales volume, which accounted for a $1 million rise in variable selling expenses. Another reason was a shift in sales mix in 1999 to more domestic sales, which have much higher selling expenses associated with them compared to international sales. Also, selling and marketing expenses increased as the Company continued to invest significantly in new product development, retail account expansion and distribution channel gains. These investments have resulted in increased placement of Cobra products as well as gross margin improvement. Also contributing to the increase in selling, general and administrative costs were higher payroll costs, primarily increased bonus expense as a result of the higher pretax income. Offsetting some of the increase was a decrease in consulting expense in 1999 versus the prior year as significant consulting expenses were incurred in 1998 to make the Company's data processing systems year 2000 compliant.

   Interest expense for 1999 decreased to $878,000 from $1.2 million, primarily because of lower average debt levels, which were driven by reduced inventory levels, and lower overall interest rates.

   The effective tax rate in 1999 was 30.8%. This rate is lower than the federal statutory rate of 34% primarily due to a permanent difference related to an increase in the cash surrender value of officer's life insurance. In 1998 the Company recorded an income tax benefit of $10.4 million. The tax benefit was due to the elimination of the Company's deferred tax valuation allowance. This valuation allowance had substantially offset the Company's net deferred tax asset, a significant portion of which related to the Company's net operating loss carryforwards. Prior to 1996, the Company had a history of net losses resulting in a significant net deferred tax asset and a corresponding valuation allowance. Under SFAS No. 109, a history of operating losses in recent years generally requires recognition of such an allowance. Accordingly, the Company recorded a valuation allowance for substantially all of its net deferred tax asset. However, SFAS No. 109 requires management to periodically access the need for a valuation allowance. In the fourth quarter of 1998, due to the continued positive trend in earnings and the successful launch of the Company's new products, management concluded that there was no need for a valuation allowance because it is more likely than not that all of the net deferred tax assets will be realized through future taxable earnings. In the future, the Company will report a tax provision since the deferred tax valuation allowance no longer exists to offset any tax expense. At December 31, 1999, the Company had net operating loss carryforwards of $20.1 million.

 1998 Compared to 1997

   Net income for 1998 increased to $14.2 million or $2.20 per diluted share from $4.7 million or $0.73 per diluted share in 1997. Included in net income for 1998 and 1997 were a $10.4 million income tax benefit and a $1.1 million one-time gain on the sale of a building, respectively. Excluding the tax benefit and 1997's one-time gain, net income and net income per diluted share for 1998 increased $237,000 (or 6.7 percent) and $0.04 (or 7.3 percent), respectively.

   Net sales for 1998 remained relatively flat at $103.4 million compared to $104.1 million in 1997. However, domestic sales, boosted by increased retail distribution and strong demand for the new microTALK FRS two-way radios and the Company's proprietary 6 Band radar detectors, were up 14 percent from 1997. This helped offset an $11.7 million drop in international sales, primarily because of lower sales of radar detectors into Russia as a result of that country's ongoing severe economic problems.

   Strong sales of FRS two-way radios and domestic radar detectors were partially offset by an $11 million decline in sales of radar detectors into Russia because of that country's ongoing economic problems. FRS two-way radio sales benefitted from the new microTALK line, which the Company began shipping in September 1998. This new line has helped the Company add several new customers, expand placement among existing major retail accounts and add sporting goods and office supply specialty stores as new channels of distribution. The increase in domestic radar detector sales was due to the popularity of the Company's proprietary six-band technology. These new models, which began shipping at the end of the first quarter of 1998, enabled the Company to achieve steady market share gains during the year. Sales of cordless telephones decreased $5.8 million, or 36 percent. This decline reflected lower sales of 25-channel products as the Company shifts its business to the new line of 900 MHz cordless telephones, which it began shipping in the third quarter of 1998.

   Gross margin for 1998 improved to 23.8% from 20.7% in 1997 primarily due to a greater portion of higher-margin SoundTracker Citizen Band radios, microTALK two-way radios and 6 Band radar detectors in the sales mix.

   Selling, general and administrative expense increased $3.1 million during 1998 and, as a percentage of net sales, increased to 19.1% from 16.0% in 1997. Much of the increase was due to higher selling and marketing costs. One reason for the increase was a shift in sales mix in 1998 to more domestic sales, which have much higher selling expenses associated with them compared to the selling expenses associated with international sales. Also, selling and marketing expenses increased as the Company continued to invest significantly in new product development, retail account expansion and distribution channel gains. These investments have resulted in increased placement of Cobra products as well as gross margin improvement. Also contributing to the increase in selling, general and administrative costs was consulting expense incurred to make the Company's data processing systems year 2000 compliant and higher legal and related costs incurred to register and protect the Company's trademarks worldwide. Offsetting some of the increase was the fact that 1997 selling, general and administrative expense included a charge of $1.1 million to reduce advertising credits to their net realizable value.

   Interest expense for 1998 decreased slightly to $1.2 million from $1.3 million, primarily due to a more favorable banking agreement, entered into in early 1998, and lower overall interest rates. In 1997, the Company sold a building that was not needed for operations and was being leased to an outside party for approximately $2 million, resulting in a one-time gain of $1.1 million.

   Other income was $87,000 in 1998 compared to other expense of $60,000 in 1997. The net favorable change was due to decreased bank fees resulting from the new bank agreement mentioned above.

   In 1998 the Company recorded an income tax benefit of $10.4 million. The tax benefit was due to the elimination of the Company's deferred tax valuation allowance. This valuation allowance had substantially offset the Company's net deferred tax asset, a significant portion of which related to the Company's net operating loss carryforwards. Prior to 1996, the Company had a history of net losses resulting in a significant net deferred tax asset and a corresponding valuation allowance. Under SFAS No. 109, a history of operating losses in recent years generally requires recognition of such an allowance. Accordingly, the Company recorded a valuation allowance for substantially all of the net deferred tax asset. However, SFAS No. 109 requires management to periodically access the need for a valuation allowance. In the fourth quarter of 1998, due to the continued positive trend in earnings and the successful launch of the Company's new products, management concluded that there was no need for a valuation allowance because it is more likely than not that all of the net deferred tax assets will be realized through future taxable earnings. In the future, the Company will report a tax provision since the deferred tax valuation allowance no longer exists to offset any tax expense. At December 31, 1998, the Company had net operating loss carryforwards of $26.3 million.

Liquidity and Capital Resources

   On December 31, 1999, the Company had a $35 million secured credit agreement with two financial institutions for a three-year revolving credit facility that expires February 2, 2001. Loans outstanding under the new agreement bear interest, at the Company's option, at the prime rate or LIBOR plus 2 percent.

   The credit agreement specifies that the Company may not pay cash dividends and contains a material adverse change clause, which, under certain circumstances, could accelerate the payment of the debt. The Company classifies the debt as short-term for financial reporting purposes. At December 31, 1999, the Company had approximately $22.6 million available under the credit line.

   The Company also has a $4.2 million secured credit agreement with the same institutions under which borrowings are secured by the cash surrender value of certain life insurance policies owned by the Company. To date, there have been no borrowings under this agreement, which expires on August 31, 2000.

   Net cash flows from operating activities were $11.5 million for the year ended December 31, 1999. Operating cash flows were generated principally from net income of $4 million, depreciation and amortization of $2 million and a $5.5 million reduction in inventories. Also contributing to the net cash flows from operating activities were a $1.5 million decrease in receivables and a $1.4 million increase in accrued liabilities offset by an $1.5 million increase in other assets and a $2.9 million increase in other current assets. Inventories decreased mainly because of the strong fourth quarter sales and lower inventories of cordless telephone products, a business that the Company exited in 1998. Receivables decreased because of a large payment which was due at December 31, 1998, but was paid in early January 1999. Accrued liabilities increased primarily because higher fourth quarter sales led to higher customer advertising program accruals. Other assets increased primarily due to an increase in the cash surrender value of officer's life insurance.

   Investing activities required cash of $1.4 million in 1999, principally for the purchase of tooling and equipment.

   Financing activities used cash flows of $10.1 million in 1999, reflecting net repayments of the Company's borrowings under its line-of-credit agreement, partially offset by the repurchase of 139,700 shares of Company common stock for an aggregate cost of $535,660. In August 1998, the Company's Board of Directors authorized a repurchase of up to $1 million of the Company's common stock. On May 17, 1999, the Company announced that a second repurchase program has been approved to acquire up to another $1 million of common stock. Through December 31, 1999, the Company has repurchased 319,200 shares at an aggregate cost of $1,218,609.

   At December 31, 1999, the Company had no material commitments, other than approximately $39.7 million in outstanding purchase orders for products compared with $29.1 million at the end of the prior year.

   Working capital requirements are seasonal, with demand for working capital being higher later in the year as customers begin purchasing for the holiday selling season. The Company believes that cash generated from operations and from borrowings under its credit agreement will be sufficient in 2000 to fund its working capital needs. In addition, the majority of any taxable income in 2000 and the forseeable future will be offset by net operating loss carryforwards that totaled $20.1 million at December 31, 1999. Until the Company has utilized its net operating loss carryforwards, the cash payment of federal income taxes will be minimal.

Year 2000

   The Company, with the assistance of an outside consultant, completed its Year 2000 remediation program during 1999. The program included replacing some computer hardware and modifying some of the software used in the conduct of its business. The Company also queried all of its major customers and vendors as to their preparedness. The responses received indicate that the Company's major customers and vendors are year 2000 compliant. The final total cost to the Company of these Year 2000 compliance activities was approximately $818,000.

   To date, the Company has not experienced any significant Year 2000 related interruptions or failures and does not believe that any of its major customers or vendors have experienced any such problems that would be expected to have an adverse impact on the Company's financial condition or results of operations. Nevertheless, it is possible that Year 2000 related interruptions or failures could occur in the future.

   The failure to correct a Year 2000 problem could interrupt, or result in a failure of, normal business operations and consequently materially affect the Company's financial position or results of operations. While the Company believes its own hardware and software are Year 2000 compliant, the Year 2000 readiness of the Company's customers and vendors is inherently uncertain and beyond the Company's control. Accordingly, the Company cannot determine at this time whether the consequences of Year 2000 interruptions or failures will materially affect the Company's financial position or results of operations.

   The Company has not developed formal contingency plans to date. However, as described under Item 1 (Business) in this report, the Company has a network of suppliers and the Company does not enter into long-term supply contracts. The Company believes that, if necessary, other suppliers could be found. As stated above, the Company is not aware that any of its major customers have experienced any Year 2000 related interruptions or failures that would be expected to have an adverse impact on the Company's financial condition or results of operations. In the event a major customer is not Year 2000 compliant, the Company believes that such non-compliance would be unlikely to materially affect the Company's financial condition or results of operations.

Market Risk and Financial Instruments

   The Company is subject to market risk associated principally with changes in interest rates. Interest rate exposure is principally limited to the $4.1 million of debt of the Company outstanding at December 31, 1999. The debt is priced at interest rates that float with the market, which therefore minimizes interest rate exposure. A 50 basis point movement in the interest rate on the floating rate debt would result in an approximately $20,000 increase or decrease in interest expense and cash flows. The Company does not use derivative financial or commodity instruments for trading or other purposes.

   The Company's suppliers are located in foreign countries, principally in the Far East, and the Company made approximately 4.1% of its sales outside the United States in 1999, however, the Company minimizes its foreign currency exchange rate risk by conducting all of its transactions in US dollars.

Forward-Looking Statements

   In addition to the historical information presented in this annual report, the Company has made and will make certain forward-looking statements in this report, other reports filed by the Company with the Securities and Exchange Commission, reports to stockholders and in certain other contexts relating to future net sales, costs of sales, other expenses, profitability, financial resources, or products and production schedules. Statements relating to the foregoing or that predict or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in the Company's operations and business environment, including, among other factors, the failure by the Company to produce anticipated cost savings or improve productivity, the failure by the Company or its suppliers or customers to achieve Year 2000 compliance, the timing and magnitude of capital expenditures and acquisitions, currency exchange rates, economic and market conditions in the United States and the rest of the world, changes in customer spending levels, the demand for existing and new products, the continuing availability of suppliers, and other risks associated with the Company's operations. Although the Company believes that its forward-looking statements are based on reasonable assumptions, there can be no assurance that actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements.

                     Quarterly Financial Data (Unaudited)
                   (In thousands, except per share amounts)

                                                    Quarter Ended
                           -----------------------------------------------------------------------------------------
                              March 31,              June 30,             September 30,          December 31,
                           -------------------    ------------------     -------------------    --------------------
                             1999       1998       1999       1998        1999        1998       1999         1998
                           --------    -------    -------    -------     -------     -------    -------      -------
Net sales................  $ 19,874    $21,172    $26,213    $22,440     $34,346     $26,223    $38,260      $33,579
Cost of sales............    14,809     16,921     19,700     16,976      26,082      19,720     27,950       25,136
Gross profit.............     5,065      4,251      6,513      5,464       8,264       6,503     10,310        8,443
Selling, general and
 administrative expense..     4,829      3,737      5,091      4,096       6,362       5,300      7,258        6,614
Operating income.........       236        514      1,422      1,368       1,902       1,203      3,052        1,829
Gain on sale of building.       --         --         --         --          --          --         --           --
Tax provision (benefit)          23        --         442        --          442         --         867      (10,403)
Net income...............        37        237        833      1,265         885         678      2,228       12,020
Net income per share (a):
 Basic...................      0.01       0.04       0.14       0.20        0.15        0.11        .37         1.98
 Diluted.................      0.01       0.04       0.14       0.19        0.15        0.11        .36         1.92
Weighted average shares
 outstanding:
 Basic...................     6,077      6,218      6,019      6,235       5,981       6,210      6,003        6,066
 Diluted.................     6,223      6,625      6,122      6,539       6,077       6,383      6,116        6,273
Stock Price:
 High....................        5 1/8      8 5/8      4 5/8      6 3/4       4 1/2       5 5/8      6 3/8        6 1/4
 Low.....................        3 1/2      5 5/8       3         4 3/4        3          3 1/2      3 5/32       3 5/8
 End of Quarter..........        3 3/4      6 1/4       4         5 1/16      3 3/16      3 3/4      4 15/16      4 11/16
Trading Volume...........       724      2,931      1,259      2,050       1,077       1,684      2,477        1,304

--------
(a) The total quarterly income per share may not equal the annual amount because net income per share is calculated independently for each quarter.

                          FIVE YEAR FINANCIAL SUMMARY

                                            Years Ended December 31,
                                   -------------------------------------------
                                     1999     1998      1997    1996    1995
                                   -------- --------  -------- ------- -------
                                    (in thousands, except per share amounts)
Operating Data:
  Net sales....................... $118,693 $103,414  $104,098 $90,324 $90,442
  Gross profit....................   30,152   24,661    21,551  16,370  16,577
  Selling, general and
   administrative expense.........   23,540   19,747    16,655  14,374  16,097
  Operating income (loss).........    6,612    4,914     4,896   1,996     480
  Gain on sale of building........      --       --      1,132     --      --
  Tax provision (benefit).........    1,774  (10,403)      --      --      --
  Net income (loss)...............    3,983   14,200     4,692     601  (1,145)
Net Income (loss) per share:
  Basic ..........................     0.66     2.30      0.76    0.10   (0.18)
  Diluted.........................     0.55     2.20      0.73    0.10   (0.18)
As of December 31:
  Total assets....................   59,579   64,419    48,279  42,596  50,081
  Short-term debt ................    4,083   14,316    10,995  13,277  19,368
  Shareholders' equity............   41,572   37,496    23,673  18,713  18,174
  Book value per share............     6.80     6.18      3.81    3.29    3.20
  Shares outstanding..............    6,118    6,066     6,218   6,242   6,227

                         COBRA ELECTRONICS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
                                                   (in thousands, except per
                                                         share amounts)
Net sales......................................... $118,693  $103,414  $104,098
Cost of sales.....................................   88,541    78,753    82,547
                                                   --------  --------  --------
Gross profit......................................   30,152    24,661    21,551
Selling, general and administrative expense.......   23,540    19,747    16,655
                                                   --------  --------  --------
Operating income..................................    6,612     4,914     4,896
Other income (expense):
Interest expense..................................     (878)   (1,204)   (1,276)
Gain on sale of building..........................      --        --      1,132
Other income (expense), net.......................       23        87       (60)
                                                   --------  --------  --------
Income before income taxes........................    5,757     3,797     4,692
Tax provision (benefit)...........................    1,774   (10,403)      --
                                                   --------  --------  --------
Net income........................................ $  3,983  $ 14,200     4,692
                                                   ========  ========  ========
Net income per common share:
  Basic........................................... $    .66  $   2.30  $   0.76
  Diluted......................................... $    .65  $   2.20  $   0.73
Weighted average shares outstanding:
  Basic...........................................    6,020     6,181     6,207
  Diluted.........................................    6,107     6,469     6,459


                See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                             At December 31,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                             (in thousands,
                                                              except share
                                                                  data)
ASSETS:
Current assets:
  Cash..................................................... $     93  $    100
  Receivables, less allowances for claims and doubtful
   accounts of $1,381 in 1999 and $985 in 1998.............   25,565    27,055
  Inventories, primarily finished goods....................    8,689    14,213
  Deferred income taxes....................................    4,997     6,945
  Other current assets.....................................    4,192     1,747
                                                            --------  --------
    Total current assets...................................   43,536    50,060
                                                            --------  --------
Property, plant and equipment, at cost:
  Land.....................................................      330       330
  Buildings and improvements...............................    3,619     3,614
  Tooling and equipment....................................   13,915    12,765
                                                            --------  --------
                                                              17,864    16,709
  Accumulated depreciation................................. (13,042)  (11,960)
                                                            --------  --------
  Net property, plant and equipment........................    4,822     4,749
                                                            --------  --------
Other assets:
  Deferred income taxes....................................    4,581     4,089
  Cash surrender value of officers' life insurance
   policies................................................    5,499     4,553
  Other....................................................    1,141       968
                                                            --------  --------
    Total other assets.....................................   11,221     9,610
                                                            --------  --------
    Total assets........................................... $ 59,579  $ 64,419
                                                            ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable......................................... $  2,792  $  3,145
  Accrued salaries and commissions.........................    1,326       844
  Accrued advertising and sales promotion costs............    2,800     1,804
  Accrued product warranty costs...........................    2,916     2,211
  Other accrued liabilities................................    1,456     2,283
  Short-term debt..........................................    4,083    14,316
                                                            --------  --------
    Total current liabilities..............................   15,373    24,603
Deferred compensation......................................    2,634     2,320
                                                            --------  --------
    Total liabilities......................................   18,007    26,923
                                                            --------  --------
Commitments and Contingencies
Shareholders' equity:
  Preferred stock, $1 par value, shares authorized--
   1,000,000; none issued..................................      --        --
  Common stock, $.33 1/3 par value, 12,000,000 shares
   authorized, 7,039,100 issued for 1999 and 1998..........    2,345     2,345
  Paid-in capital..........................................   20,301    20,799
  Retained earnings........................................   24,455    20,472
                                                            --------  --------
                                                              47,101    43,616
  Treasury stock, at cost (921,009 shares for 1999 and
   973,184 shares for 1998)................................   (5,529)   (6,120)
                                                            --------  --------
    Total shareholders' equity.............................   41,572    37,496
                                                            --------  --------
    Total liabilities and shareholders' equity............. $ 59,579  $ 64,419
                                                            ========  ========

                See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Years Ended December 31
                                                   ---------------------------
                                                     1999      1998     1997
                                                   --------  --------  -------
                                                        (in thousands)
Cash flows from operating activities:
 Net income ...................................... $  3,983  $ 14,200  $ 4,692
 Adjustments to reconcile net income to net cash
  flows from operating activities:
   Depreciation and amortization..................    1,559     1,541    3,198
   Deferred taxes.................................    1,456   (10,403)     --
   Loss (gain) on sale of fixed assets............       37        (1)  (1,132)
   Changes in assets and liabilities:
     Receivables..................................    1,490   (11,370)  (3,371)
     Inventories..................................    5,524     5,617   (4,412)
     Other current assets.........................   (2,512)     (410)    (686)
     Other assets.................................   (1,356)   (1,026)    (754)
     Accounts payable.............................     (353)     (492)     302
     Accrued liabilities..........................    1,356      (601)   2,465
     Deferred compensation........................      314        89      238
                                                   --------  --------  -------
 Net cash flows from (used by) operating
  activities......................................   11,498    (2,856)     540
                                                   --------  --------  -------
Cash flows from investing activities:
 Proceeds from sale of fixed assets...............      --          1    1,999
 Capital expenditures.............................   (1,365)   (1,579)  (1,316)
                                                   --------  --------  -------
 Net cash flows from (used in) investing
  activities......................................   (1,365)   (1,578)     683
                                                   --------  --------  -------
Cash flows from financing activities:
 Net borrowings (repayments) under the line-of-
  credit agreement................................  (10,233)    3,321   (2,282)
 Transactions related to exercise of stock
  options, net....................................      628        81      268
 Transactions related to stock repurchase.........     (535)     (683)     --
                                                   --------  --------  -------
 Net cash flows from (used in) financing
  activities......................................  (10,140)    2,719   (2,014)
Net decrease in cash..............................       (7)   (1,715)    (791)
Cash at beginning of year.........................      100     1,815    2,606
                                                   --------  --------  -------
Cash at end of year............................... $     93  $    100  $ 1,815
                                                   ========  ========  =======
Supplemental disclosure of cash flow information
 Cash paid during the year for:
   Interest....................................... $    953  $  1,230  $ 1,274
   Income taxes...................................       79       --       338
 Non-cash investing and financing activities:
   Tax benefit related to stock options...........      --        225      --

                         COBRA ELECTRONICS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                      Three Years Ended December 31, 1999
                                -------------------------------------------------
                                Common  Paid-In  Retaining Treasury   Note Rec.
                                 Stock  Capital  Earnings   Stock    from Officer
                                ------- -------  --------- --------  ------------
                                            (dollars in thousands)
Balance--January 1, 1997....... $ 2,345 $22,062   $ 1,580  $(5,450)     (1,824)
 Net income....................     --      --      4,692      --          --
 Note receivable interest......     --      --        --       --          (81)
 Exchange of note receivable
  for common stock (Note 9)....     --      --        --    (1,905)      1,905
   Transactions related to
    exercise of options, net...     --   (1,381)      --     1,730         --
                                ------- -------   -------  -------      ------
Balance--December 31, 1997..... $ 2,345 $20,681   $ 6,272  $(5,625)        --
 Net income....................     --      --     14,200      --          --
 Treasury stock purchase.......     --      --        --      (683)        --
 Transactions related to
  exercise of options, net.....     --     (107)      --       188         --
 Tax benefit related to stock
  options......................     --      225       --       --          --
                                ------- -------   -------  -------      ------
Balance--December 31, 1998..... $ 2,345 $20,799   $20,472  $(6,120)     $  --
 Net income....................     --      --      3,983      --          --
Treasury stock purchase........     --      --        --      (535)        --
 Transactions related to
  exercise of options, net.....     --     (498)      --     1,126         --
                                ------- -------   -------  -------      ------
                                $ 2,345 $20,301   $24,455  $(5,529)        --
                                ======= =======   =======  =======      ======




                See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Business--The Company designs and markets consumer electronics products, which it sells under the COBRA brand name principally in the United States. A majority of the Company's products are purchased from overseas suppliers, primarily in China, Thailand, Korea, Hong Kong and Japan. The consumer electronics market is characterized by rapidly changing technology and certain products may have limited life cycles. Management believes that it maintains strong relationships with its current suppliers and, if necessary, other suppliers could be found. Production delays or a change in suppliers, however, could cause a delay in obtaining inventories and a possible loss of sales, which could adversely affect operating results. Purchases of product from vendors and sales to international customers are denominated in US dollars to minimize foreign currency exchange risk.

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Inventories--Inventories are recorded at the lower of cost, on a first-in, first-out basis, or market.

   Depreciation--Depreciation of buildings, improvements, tooling and equipment is computed using the straight-line method and the following estimated useful lives:

      Classification                                                     Life
      --------------                                                     ----
      Building.......................................................   30 years
      Building improvements..........................................   20 years
      Motor vehicles.................................................  3-5 years
      Equipment...................................................... 5-10 years
      Tools, dies and molds..........................................    2 years

   Long-Lived Assets--Long-lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable. If such a review indicates an impairment, the carrying amount of such assets is reduced to estimated recoverable value.

   Research, engineering and product development expenditures--Research, engineering and product development expenditures are expensed as incurred and amounted to $900,000 in 1999 and 1998 and $800,000 in 1997, respectively.

   Income Taxes--The Company provides for income taxes under the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recorded based on the expected tax effects of future taxable income or deductions resulting from differences in the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when necessary to reduce net deferred tax assets to the amount considered more likely than not to be realized.

   Revenue Recognition--Revenue from the sale of goods is recognized at the time of shipment. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis.

                         COBRA ELECTRONICS CORPORATION

 New Accounting Pronouncements--

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred unless certain capitalization criteria are met. The effect of this statement does not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure these instruments at fair value. This statement also requires changes in the fair value of derivatives to be recorded each period in current earnings or comprehensive income depending on the intended use of derivatives. This statement is effective on the first day of the first fiscal year beginning after June 15, 2000, or January 1, 2001 in the case of the Company. The Company is in the process of assessing the impact that adopting SFAS No. 133 will have on its financial position and results of operations when such statement is adopted.

(2) TAXES ON INCOME

   The provision (benefits) for taxes on earnings for the years ended December 31, 1999, 1998 and 1997 consist of:

                                                         1999    1998     1997
                                                        ------ --------  ------
                                                            (in thousands)
      Current:
        Federal........................................ $  318 $     79  $  192
        State..........................................    --       --      --
                                                        ------ --------  ------
                                                           318       79     192
      Deferred:
        Federal........................................  1,128    2,667   1,344
        State..........................................    328      607     304
                                                        ------ --------  ------
                                                         1,456    3,274   1,648
      Change in valuation allowance....................    --    (3,353) (1,840)
      Reversal of valuation allowance..................    --   (10,403)    --
                                                        ------ --------  ------
          Total........................................ $1,774 $(10,403) $  --
                                                        ====== ========  ======

   Deferred tax assets (liabilities) by component at December 31, 1999 and 1998 were:

                                                                 1999    1998
                                                                ------  -------
                                                                (in thousands)
      Net operating loss carryforwards......................... $7,760  $10,207
      Investment tax credit carryforwards......................      7      134
      Alternative minimum tax credit carryforwards.............  1,400    1,159
      Tax lease income......................................... (6,309)  (6,872)
      Receivable reserves......................................    305      218
      Warranty reserves........................................  1,198    1,108
      Inventory reserves.......................................    455      416
      Accrued promotion expenses...............................  2,411    2,144
      Sales related reserves...................................    939      681
      Compensation reserves....................................  1,119    1,047
      Other, net...............................................    293      792
                                                                ------  -------
          Net deferred tax assets.............................. $9,578  $11,034
                                                                ======  =======

                         COBRA ELECTRONICS CORPORATION

   The tax lease income resulted from the purchase of several 1983 tax lease agreements to acquire tax benefits under the provisions of the Economic Recovery Tax Act of 1981. The total cash price paid by the Company was $12.4 million. The economic value of these leases was not impaired by the Tax Reform Act of 1986. The Company realizes temporary tax savings from accelerated depreciation and permanent tax savings from credits associated with the leases, subject to statutory limitations. These savings offset current taxes payable which would otherwise have been due on income from normal operations.

   Prior to 1996, the Company had a history of net losses resulting in a significant net deferred tax asset and a corresponding valuation allowance. Under SFAS No. 109, a history of operating losses in recent years generally requires recognition of such an allowance. Accordingly, the Company recorded a valuation allowance for substantially all of the net deferred tax asset as of December 31, 1997. However, SFAS No. 109 requires management to periodically assess the need for a valuation allowance. In the fourth quarter of 1998, due to the continued positive trend in earnings and the successful launch of the Company's new products, management concluded that there was no need for a valuation allowance because it is more likely than not that all of the net deferred tax assets will be realized through future taxable earnings.

   At December 31, 1999, the Company has net operating loss carryforwards ("NOL") available to offset future taxable income, and alternative minimum tax credit carryforwards to offset future income tax payments. The alternative minimum tax credit carryforwards, amounting to $1,400,000 do not expire. During 1999, $36,000 of investment tax credit carryforwards expired.

   The net operating loss carryforward expires as follows (in thousands):

             Year of Expiration                  NOL
             ------------------                -------
             2000............................. $   --
             2007.............................   6,793
             2008.............................   9,920
             2009.............................   3,355
                                               -------
                 Total........................ $20,068
                                               =======

   Until the Company has utilized its significant NOL carryforwards, the cash payment of Federal income taxes will be minimal.

   The statutory federal income tax rate (34%) is reconciled to the effective income tax rates as follows: (in thousands)

Description                                              1999    1998     1997
-----------                                             ------  -------  ------
Income taxes at statutory federal income tax rate...... $1,957  $ 1,291  $1,595
State taxes, net of federal income tax benefit.........    255      178     221
Utilization of net operating loss carryforwards........    --    (1,527) (1,816)
Reversal of the valuation allowance....................    --   (10,403)    --
Permanent items........................................   (438)     --      --
Other..................................................    --        58     --
                                                        ------  -------  ------
    Income tax expense (benefit)....................... $1,774  (10,403) $  --
                                                        ======  =======  ======

(3) FINANCING ARRANGEMENTS

   The Company has a $35 million secured revolving credit facility. In October 1998, the Company and its lenders signed an amendment increasing the credit line from $35 million to $38.7 million. In August 1999, the

                         COBRA ELECTRONICS CORPORATION

Company and its lenders signed an amendment increasing the credit line from $38.7 million to $39.2 million. Both increases reflected a separate line of credit under which borrowings are secured by the cash surrender value of certain life insurance policies owned by the Company. To date, there have been no borrowings under this amendment, which expires on August 31, 2000. Borrowings and letters of credit issued under this agreement are collateralized by the Company's assets, and usage is limited to certain percentages of accounts receivable and inventory. Loans outstanding under the agreement bear interest, at the Company's option, at the prime rate or at LIBOR plus 2 percent. Outstanding borrowings at December 31, 1999 bear interest at 8.49%.

   Maximum borrowings outstanding at any month-end were $16.2 million and $27.5 million in 1999 and 1998, respectively. The maximum value of letters of credit outstanding at any month end were $11.8 million and $7.4 million in 1999 and 1998, respectively. At December 31, 1999, the Company had approximately $22.6 million available under its unused credit line.

   Aggregate average borrowings outstanding were $12.2 million during 1999 and $15 million during 1998 with weighted average interest rates thereon of 7.84% and 8.2% during 1999 and 1998, respectively.

   The credit agreement specifies that the Company may not pay cash dividends and contains a material adverse change clause, which, under certain circumstances, could accelerate the payment of the debt. The Company classifies the debt as short-term for financial reporting purposes.

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Company's financial instruments include cash, accounts receivable, accounts payable, short term debt and letters of credit. The carrying values of cash, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amounts of the Company's bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace. The contract value/fair value of the letters of credit at December 31, 1999 and 1998 was $8.9 million and $5.7 million, respectively. These letters of credit are only executed with major financial institutions, and full performance is anticipated.

(5) LEASE TRANSACTIONS

   The Company leases facilities and equipment under noncancellable leases with remaining terms of one year or more. The terms of these agreements provide that the Company pay certain operating expenses. Some of these lease agreements also provide the Company with the option to purchase the related assets at the end of the respective initial lease terms.

   Total minimum rental amounts committed in future years as of December 31, 1999 are as follows:

                                                         Operating Capital
(in thousands)                                            Leases   Leases  Total
--------------                                           --------- ------- -----
2000....................................................   $ 78      $42   $120
2001....................................................     73      --      73
2002....................................................     71      --      71
2003....................................................     71      --      71
2004....................................................     18      --      18
                                                           ----      ---   ----
Total...................................................   $311      $42   $353
                                                           ====      ===   ====

   Total rental expense amounted to $57,000 in 1999, $7,000 in 1998 and $6,000 in 1997. Future capital lease rental payments include executory costs of $8,000, interest expense of $2,000 and principal payments of $32,000, which are included in other accrued liabilities in the consolidated balance sheet.

                         COBRA ELECTRONICS CORPORATION

(6) SHAREHOLDERS' EQUITY

   Preferred Stock--Preferred stock is issuable from time to time in one or more series, each of which may have such voting powers, designations, preferences, relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. No preferred stock has been issued.

                              EARNINGS PER SHARE

                                               1999        1998        1997
                                            ----------  ----------  ----------
      Income:
        Income available to common
         shareholders (thousands).......... $    3,983  $   14,200  $    4,692
      Basic earnings per share:
        Weighted-average shares
         outstanding.......................  6,019,543   6,180,592   6,206,812
        Basic earnings per share........... $     0.66  $     2.30  $     0.76
                                            ==========  ==========  ==========
      Diluted earnings per share:
        Weighted-average shares
         outstanding.......................  6,019,543   6,180,592   6,206,812
        Dilutive shares issuable in
         connection with stock option
         plans.............................    494,625     706,750     739,375
        Less: shares purchasable with
         proceeds..........................   (407,288)   (418,645)   (487,363)
                                            ----------  ----------  ----------
          Total............................  6,106,880   6,468,697   6,458,824
                                            ==========  ==========  ==========
          Diluted earnings per share....... $     0.65  $     2.20  $     0.73
                                            ==========  ==========  ==========

7) STOCK OPTION PLANS

   The Company has seven Stock Option Plans--1998, 1997, 1995, 1988, 1987, 1986 and 1985 ("the Plans"). Under the terms of the Plans, the consideration received by the Company upon exercise of the options may be paid in cash or by the surrender and delivery to the Company of shares of its common stock, or by a combination thereof. The optionee is credited with the fair market value of any stock surrendered and delivered as of the exercise date.

   The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized as options are granted with an exercise price equal to the fair market value of the Company's common stock on the date of grant. Had compensation cost been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", which requires measuring compensation cost at the fair value of the options granted, the Company's net income and net income per common share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                       1999       1998        1997
                                                       ----       ----        ----
      Net income:                     As reported     $3,983     $14,200     $4,692
                                      Pro forma        3,439      13,545      4,366
      Net income per common share:
      Basic:                          As reported     $ 0.66     $  2.30     $ 0.76
                                      Pro forma         0.57        2.19       0.70
      Diluted:                        As reported     $ 0.65     $  2.20     $ 0.73
                                      Pro forma         0.56        2.09       0.68

                         COBRA ELECTRONICS CORPORATION

   The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividends; expected volatility of 47 percent; risk-free interest rate of 6 percent; and expected lives of 5 years.

   A summary of certain provisions and amounts related to the Plans follows:

                          1998    1997    1995    1988    1987    1986    1985
                          Plan    Plan    Plan    Plan    Plan    Plan    Plan
                         ------- ------- ------- ------- ------- ------- -------
Authorized, unissued
 shares originally
 available for grant.... 310,000 300,000 300,000 500,000 150,000 225,000 525,000
Shares granted.......... 250,000 259,625 283,875 500,000 150,000 225,000 525,000
Shares available for
 grant at December 31,
 1999...................  60,000  40,375  16,125     -0-     -0-     -0-     -0-
Options exercisable at
 December 31, 1999......  37,500 100,625 113,875 214,750  14,875  48,500     375

   A summary of the status of the Plans as of December 31, 1999, 1998 and 1997, and changes during the years ended on those dates is presented below:

                                     1999             1998             1997
                                ---------------- ---------------- ---------------
                                        Weighted         Weighted        Weighted
                                        Average          Average         Average
                                Shares  Exercise Shares  Exercise Shares Exercise
Fixed Options                    (000)   Price    (000)   Price    (000)  Price
-------------                   ------  -------- ------  -------- ------ --------
Outstanding at beginning of
 year.......................... 1,124    $4.39     914    $3.82     935   $3.06
Granted........................   100     4.13     288     6.36     374    4.46
Exercised......................  (192)    3.36     (28)    2.88    (328)   2.63
Cancellations and Expirations..   ( 5)    2.88     (50)    6.13     (67)   2.65
                                -----    -----   -----    -----    ----   -----
Outstanding at end of year..... 1,027     4.58   1,124     4.39     914    3.82
Options exercisable at year
 end...........................   531              518              388
Weighted-average fair value of
 options granted during the
 year..........................          $2.02            $3.07           $2.20

   The following table summarizes information about stock options outstanding at December 31, 1999:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                                Weighted
                                      Weighted   Average               Weighted
                            Number    Average   Remaining    Number    Average
                          Outstanding Exercise Contractual Exercisable Exercise
Range of Exercise Prices     (000)     Price      Life        (000)     Price
------------------------  ----------- -------- ----------- ----------- --------
Less than $2.............       17     $1.86        .3          17      $1.86
$2.01 to $3.00...........      155      2.86       1.7          83       2.84
$3.01 to $4.00...........      322      3.67       0.6         285       3.71
$4.01 to $5.00...........      100      4.13       3.6         --         --
$5.01 to $6.00...........      300      5.63       3.1         113       5.63
$6.01 to $7.00...........       95      6.80       3.1          24       6.80
$7.01 to $8.00...........       38      8.00       3.2           9       8.00
                             -----     -----       ---         ---      -----
    Total................    1,027      4.58       2.1         531       4.13
                             =====     =====       ===         ===      =====

                         COBRA ELECTRONICS CORPORATION

(8) RETIREMENT BENEFITS

   The only qualified retirement plan for employees is the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan (the "Plan"). The Company may make a discretionary annual profit sharing contribution that is allocated among accounts of persons employed by the Company for more than one year, prorated based on the compensation paid to such persons during the year. Profit sharing expense for 1999, 1998 and 1997 was $245,000, $179,000 and $169,000, respectively.

   As of December 31, 1999 and 1998, deferred compensation of $2.6 million and $2.3 million, respectively, was recorded as a long-term liability. The current portion of the deferred compensation liability was included in accrued salaries and commissions, and amounted to $253,000 at December 31, 1999 and 1998. Deferred compensation obligations arise pursuant to outstanding key executive employment agreements, the majority of which relates to the former president and chief executive officer.

(9) RELATED PARTY TRANSACTIONS

   In August 1997, the Company exchanged its note receivable from the Company's former president and chief executive officer, of approximately $1.9 million, for 300,000 common shares owned by the executive. In 1990, pursuant to an employment agreement, the executive exercised options on 375,000 common shares by executing a note with the Company in the amount of $1.25 million. The face amount of the note plus accrued interest amounted to $1.9 million at the date of exchange.

(10) COMMITMENTS

   At December 31, 1999 and 1998, the Company had outstanding inventory purchase orders with suppliers totaling approximately $39.7 million and $29.1 million, respectively.

(11) INDUSTRY SEGMENT INFORMATION

   The Company operates in only one business segment--consumer electronics (see Note 1). The Company has a single sales department and distribution channel which provides all product lines to all customers. Excluding Company-owned tooling at suppliers with a net book value of $875,000 at December 31, 1999, assets located outside the United States are not material. International sales were $4.9 million, $7.4 million and $19.1 million in 1999, 1998 and 1997, respectively. For 1999 and 1998, sales to one particular country were not material. For 1997, approximately 64% of the international sales were to customers in Russia. For 1999, sales to one customer totaled 15.7% of consolidated net sales. For 1998, sales to two customers totaled 12.9% and 11.9% of consolidated net sales. The Company does not believe that the loss of any one customer would have a material adverse effect on its results of operations or financial condition.

(12) ADVERTISING BARTER CREDITS

   During 1992, the Company received $3.8 million of advertising credits in exchange for certain discontinued products. These credits can be used to reduce the cash cost of a variety of media services (by 30 to 50 percent) prior to their expiration date, which has been extended to December 2000. The Company is exploring opportunities to exchange a portion of the credits for various goods and services used by the Company as well as the outright sale of the credits to third parties. During 1999, 1998, and 1997, the Company utilized credits of approximately $2,000, $6,000, and $10,000, respectively. In 1997, the Company recorded a charge of $1.1 million to reduce the credits to their estimated net realizable value. The credits had no net carrying value at December 31, 1999 and 1998.

                         COBRA ELECTRONICS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


(13) OTHER ASSETS

   Other assets at December 31, 1999 and 1998 included the cash surrender value of officers' life insurance policies. The cash value of officers' life insurance policies is pledged as collateral for the Company's secured lending agreement and is maintained to fund deferred compensation obligations (see Notes 3 and 8).

(14) CONTINGENCIES

   The Company is subject to various unresolved legal actions which arise in the normal course of its business. None of these matters is expected to have a material adverse effect on the Company's financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the Company's estimate of its liability for these matters. See notes to consolidated financial statements.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cobra Electronics Corporation
Chicago, Illinois

   We have audited the accompanying balance sheets of Cobra Electronics Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cobra Electronics Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Chicago, Illinois
February 23, 2000

                                     PROXY

                         COBRA ELECTRONICS CORPORATION
                     6500 West Cortland, Chicago, IL 60707

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William P. Carmichael and Harold D. Schwartz as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Cobra Electronics Corporation held of record by the undersigned on April 7, 2000 at the Annual Meeting of Shareholders to be held on May 9, 2000, or any adjournments thereof.

                        (To be Signed on Reverse Side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                        COBRA ELECTRONICS CORPORATION

                                  May 9, 2000

                                        .  Please Detach and Mail in the Envelope Provided .
------------------------------------------------------------------------------------------------------------------------------------
      Please mark your
A [X] votes as in this
      example.

                             WITHHOLD AUTHORITY
                 FOR VOTE       TO VOTE FOR                                                  FOR     AGAINST  ABSTAIN
1. Election of    [_]              [_]          2. Approval of 2000 Stock Option Plan.       [_]       [_]      [_]
   Directors.

NOMINEES: JAMES W. CHAMBERLAIN                  3. In their discretion, the Proxies are authorized to vote upon such other
          GERALD M. LAURES                         business as may properly come before the meeting.

INSTRUCTIONS: To withhold authority             This proxy, when properly executed below, will be voted in the manner directed
to vote for any person, ???^ a line             herein by the undersigned shareholder. If the direction is made, this proxy will
through the nominee                             be voted FOR the election of the nominees listed in Item (1) and FOR approval of the 2000 stock option Plan listed in Item (2).

                                                The Directors recommend a vote FOR the election of the share's nominees to the Board of Directors.

                                                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                                ENVELOPE.

                                                        SIGNATURE
SIGNATURE _____________________________ DATE___________ (if held jointly) _________________________ DATE __________________________
Note: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or as guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized person. If a partnership, please sign in the partnership name by an authorized person.